Exhibit 99.1

www.aviatnetworks.com

Aviat Networks Announces Financial Management Change

SANTA CLARA, Calif., August 24, 2011 — Aviat Networks, Inc. (NASDAQ: AVNW), a leading expert in wireless transmission solutions, today announced the resignation of Thomas L. Cronan, III as senior vice president and chief financial officer. The company has begun the process of identifying a successor for this position.

“It was a difficult decision to leave Aviat Networks,” said Cronan, who has been chief financial officer of the company since May 2009. “I am leaving behind a strong finance team that will help assist the Company going forward and I wish Mike the best in his new role as CEO.”

“Tom’s leadership will be missed by the company,” said Michael Pangia, president and chief executive officer of Aviat Networks. “He has contributed to the company’s restructuring and turnaround over the last two years at both the financial and strategic levels. His efforts have resulted in a strong balance sheet that will enable the company to move forward to achieve its long term strategic objectives. I would like to express my gratitude to Tom and wish him well in his future endeavors.”

Mr. Cronan joined the Company in May of 2009 and since has served as its senior vice president and chief financial officer responsible for financial reporting, human resources, facilities and investor relations. John Madigan, vice president, corporate controller and principal accounting officer will serve as the acting CFO until a permanent CFO is named.

About Aviat Networks

Aviat Networks, Inc. is a leader in wireless transmission solutions. We apply innovation and IP networking expertise toward building a carrier class foundation for future mobile and fixed broadband networks. With more than 750,000 systems installed around the world, Aviat Networks has built a reputation as a leader in offering best-of-breed solutions including LTE-ready microwave backhaul and a complete portfolio of service and support options to public and private telecommunications operators worldwide. With a global reach and local presence in more than 46 countries, Aviat Networks works by the side of its customers allowing them to quickly and cost effectively seize new market and service opportunities. Aviat Networks, formerly Harris Stratex Networks Inc., is headquartered in Santa Clara, California and is listed on NASDAQ (AVNW). For more information, please visit www.aviatnetworks.com or join the dialogue at www.twitter.com/aviatnetworks.

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Media Contact:

Cynthia Johnson, Aviat Networks, (408) 550-3321, cynthia.johnson@aviatnet.com